GUARDIAN CAPITAL LP

CODE OF BUSINESS CONDUCT

TABLE OF CONTENTS

I	–	DEFINITIONS	2
II	–	FUNDAMENTALS	5
III	–	ADMINISTRATION AND COMPLIANCE	6
		DISSEMINATION OF THE CODE	6
		ANNUAL AFFIRMATION	6
		BREACH OF COMPLIANCE	6
		COMPLIANCE OFFICER	6
		SECURITIES REGULATION	7
		INDUSTRY STANDARDS	7
		COMMUNICATION WITH REGULATORY BODIES	7
IV	–	STANDARD OF CONDUCT	8
		COMPLIANCE WITH THE LAW AND INDUSTRY STANDARDS	8
		FIDUCIARY RESPONSIBILITY	8
		INTEGRITY AND FAIRNESS	8
		SKILL, CARE AND DILIGENCE	8
		CONFIDENTIALITY	8
V	–	CONFLICTS OF INTEREST	9
		GENERAL	9
		PROHIBITED CONDUCT	9
		DISCLOSURE OF BUSINESS ACTIVITIES	9
		INSIDE INFORMATION	10
		FRONTRUNNING	10
		PRE-CLEARANCE OF TRADES IN PERSONAL ACCOUNTS	10
		RESTRICTED SECURITIES	11
		BLACKOUT PERIODS	11
		FREQUENT, EXCESSIVE AND SHORT-TERM TRADING	11
		REPORTING REQUIREMENTS	12
		FAMILY ACCOUNTS	13
		PRIVATE PLACEMENTS	13
		INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS	13
		SERVING AS A DIRECTOR	14
		GIFTS AND ENTERTAINMENT	14
		PAYMENTS TO GOVERNMENT PERSONNEL	14

GUARDIAN CAPITAL LP	October 2014

I – DEFINITIONS

For purposes of this Code of Business Conduct, the terms below have the following meanings:

a) “Access Person” means any Associate, and any individual who is not an Associate but who has been designated by Guardian’s Chief Compliance Officer as an Access Person, who has, or is able to obtain access to, non-public information concerning the portfolio holdings, the trading activities or the ongoing investment programs of the Managed Accounts of Guardian, provided that each Associate is deemed to be an Access Person unless otherwise notified in writing by Guardian’s Chief Compliance Officer;

b) “Associate” means an employee, officer or director of Guardian or its general partner;

c) “Code” means this Code of Business Conduct;

d) “Compliance Officer” means any individual member of Guardian’s Compliance Department who is designated by Guardian’s Chief Compliance Officer as having been given the responsibility for monitoring compliance with this Code and other applicable regulatory, legal and Client mandate requirements;

e) “Covered Security” means any Security except: (i) direct obligations of the Government of the United States, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by an open-end US Mutual Fund;

f) “Guardian” means Guardian Capital LP;

g) “Inside Information” means, in relation to a reporting issuer, confidential information of a material nature that has not been generally disclosed to the public, whether by way of a press release, material change report, financial statements, information circular or a similar publicly available document;

h) “Managed Accounts” means all accounts managed by Guardian including those for pension plans, corporations and trusts, individuals, operating and endowment funds, deferred profit-sharing funds and mutual funds, including any US Mutual Fund;

i) “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) [15 U.S.C. 77d(2) or 77d(5)] or pursuant to rule 504, rule 505, or rule 506 [17 CFR 230.504, 230.505, or 230.506] under the Securities Act of 1933;

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j) “Personal Accounts” means investment accounts over which an Access Person has investment decision-making authority, including, without limitation, those of the Access Person and his or her immediate family (including spouse, children, parents and other immediate family members), but does not include an account in respect of which the Access Person has fully delegated discretionary decision-making authority to a professional investment advisor;

k) “Pre-clearance Exempt Securities” means fixed-income securities issued or guaranteed by a government or chartered financial institution, open-end or closed-end mutual funds, index exchange-traded funds (index ETFs), other ETFs that hold a broad basket of securities, index-based derivative products, and securities purchased pursuant to an automatic dividend reinvestment plan;

l) “Reportable Security” means any Security except (i) direct obligations of the Government of the United States, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) shares issued by open-end funds other than a US Mutual Fund in respect of which Guardian serves as investment adviser, (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which is a US Mutual Fund in respect of which Guardian serves as investment adviser;

m) “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

n) “US Access Person” means: (i) any director or officer of Guardian, and (ii) any Associate who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a US Mutual Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

o) “US Federal Securities Laws” means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), title V of the Gramm-Leach-Bliley Act (Pub. L. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to US Mutual Funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the US Department of the Treasury;

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p) “US Mutual Fund” means an investment company registered under the Investment Company Act of 1940 (15 U.S.C. 80a).

GUARDIAN CAPITAL LP	October 2014

II – FUNDAMENTALS

Guardian seeks to conduct its business in accordance with all laws, the codes and standards of professional conduct of industry-related governing bodies (e.g. CFA Institute), accepted industry practice and the highest standards of integrity and fair dealing. It is incumbent on all Associates of Guardian to be knowledgeable of, and to act in compliance with, legal and regulatory requirements as they relate to their responsibilities and their actions on behalf of Guardian. To the extent that they lack such knowledge, or have any doubts relating to any issues or situations which may arise, it is the responsibility of each Associate to seek the assistance of Guardian’s Compliance Department.

The spirit, as well as the letter, of this Code must be observed. Observance of the precise wording of the principles, procedures and rules does not suffice where there is a clear breach of the spirit. The highest level of personal integrity is expected of all Associates.

This Code applies to all Guardian Associates, and supplements any other Codes of Business Conduct applicable to Associates of Guardian.

GUARDIAN CAPITAL LP	October 2014

III – ADMINISTRATION AND COMPLIANCE

Dissemination of the Code

Guardian shall provide each Associate with a copy of this Code of Business Conduct, and any amendments.

Annual Affirmation

Each Associate shall affirm annually, in writing, to Guardian’s Compliance Officer, that:

a)	they have received and read the Code of Business Conduct, and any amendments;

b)	they understand it;

c)	they agree to adhere to the Code of Business Conduct in all of their dealings; and

d)	they have adhered to the Code of Business Conduct in the prior year.

Breach of Compliance

Failure to comply with the provisions of this Code may be grounds for a warning, revision of responsibilities, suspension or dismissal without further notice, depending on the severity of the particular circumstances. As well, failure to comply with certain sections of this Code may be a violation of securities laws and may be punishable accordingly.

Associates who become aware of any violation of this Code must report the violation promptly to Guardian’s Chief Compliance Officer. Associates who make or discover serious errors, or who discover or suspect wrongdoing, shall report the discovery or suspicion immediately to their Manager and/or to Guardian’s Compliance Department. Guardian expects each Associate to cooperate truthfully and completely whenever a review of business practices, or an inquiry into an error or wrongdoing, occurs.

Compliance Officer

Although responsibility for compliance rests with each Associate, Guardian’s Compliance Officer is available to assist Associates to conduct their business in accordance with the relevant rules and regulations. Associates should not attempt to resolve difficult or unfamiliar questions alone. When in doubt on a matter of interpretation regarding the propriety of a particular course of action, Associates should contact the Compliance Officer.

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Securities Regulation

Associates are required to comply with the law. Copies of the main governing securities legislation and other pertinent regulations affecting Guardian are available upon request from the Compliance Officer. These include, but are not limited to:

a)	the Securities Act (Ontario);

b)	the Commodity Futures Act (Ontario);

c)	the securities regulations, instruments and policies of Ontario and each of the other Canadian jurisdictions in which Guardian is registered to carry on business as a Portfolio Manager; and

d)	Securities and Exchange Commission (SEC) regulations and US Federal Securities Laws.

Industry Standards

The main industry-related association applicable to Guardian is the CFA Institute which sets standards of acceptable industry practice. Accordingly, relevant documents issued by this organization are available to Associates, including:

a)	CFA Code of Ethics and Standards of Professional Conduct; and

b)	Global Investment Performance Standards (GIPS).

Communication with Regulatory Bodies

All communications in respect of any investigation of compliance queries by regulatory bodies should be referred immediately to the Compliance Officer. It is prohibited for unauthorized individuals to engage in discussions with, or provide information, records or documents to, any external party in connection with a regulatory investigation or similar matter.

GUARDIAN CAPITAL LP	October 2014

IV – STANDARD OF CONDUCT

Compliance with the Law and Industry Standards

Associates should discharge their duties in a manner consistent with accepted industry standards. Associates shall, at a minimum, adhere to applicable law, the terms of this Code and the CFA Code of Ethics and Standards of Professional Conduct. Applicable law includes, without limitation, applicable Canadian securities regulation and US Federal Securities Laws.

Fiduciary Responsibility

Associates shall discharge their duties honestly, in good faith, and in the best interest of Guardian’s Managed Accounts. As part of this fiduciary duty, Associates must place the best interests of Clients first. In addition, all personal securities transactions of Associates must be conducted in accordance with this Code.

Integrity and Fairness

Associates shall observe the highest standards of integrity and fair dealing.

Skill, Care and Diligence

Associates shall exercise the degree of care, diligence and skill that a person acting in a like capacity and familiar with such matters would exercise under the circumstances.

Confidentiality

All information obtained by Associates in the discharge of their duties is confidential. Associates shall safeguard such information and shall not disclose it except to other Associates, unless their duties require such disclosure or such disclosure is authorized or required by law.

GUARDIAN CAPITAL LP	October 2014

V – CONFLICTS OF INTEREST

General

A conflict of interest arises when an individual has or appears to have:

an interest in a transaction or investment (whether actual or proposed) by Guardian; or

a personal relationship which may or may appear to compromise his or her independence or ability to provide an impartial and objective decision, recommendation or assessment of the facts.

When a conflict of interest arises, affected Associates must remove themselves from any decision, recommendation or assessment of the facts in connection with the relevant matter.

It is imperative that disclosure of actual or potential conflicts of interest take place immediately after an Associate becomes aware that there is, or appears to be, a conflict. Disclosure must be made to the Compliance Department.

Prohibited Conduct

It is prohibited for any Associate to:

a)	employ any device, scheme or artifice to defraud a Managed Account;

b)	make any untrue statement of a material fact to a Managed Account or omit to state a material fact necessary in order to make the statements made to the Managed Account, in light of the circumstances under which they are made, not misleading;

c)	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any Managed Account;

d)	engage in any manipulative practice with respect to a Managed Account.

Disclosure of Business Activities

Associates must complete and submit to Guardian’s Compliance Officer an annual Compliance Certificate which will include a listing of:

a)	directorships and similar affiliations held by the Associate;

b)	enterprises with which Guardian has a business relationship in which the Associate holds an interest or for which they serve as an officer, director, trustee, partner or principal;

GUARDIAN CAPITAL LP	October 2014

c)	debts owed by the Associate to business enterprises with which Guardian has a business relationship; and

d)	gifts, benefits, and favours received during the year that are directly or indirectly connected to the performance of their responsibilities except for those prescribed by their office, or which are not of more than a de minimus value.

Inside Information

Each Associate of Guardian is required to comply with Guardian’s policies on insider trading.

Associates, who have actual knowledge of Inside Information about any reporting issuer, are prohibited from any involvement in trading in the securities of that reporting issuer until such time as the Inside Information has been disclosed to the public.

In addition, Associates are not permitted to inform, or “tip”, another person or company of any Inside Information with respect to a reporting issuer, other than in the necessary course of business. Files containing Inside Information must be maintained with limited access on a need-to-know basis.

Associates must exercise judgment in determining whether they possess Inside Information.

Frontrunning

Associates shall conduct themselves in such a manner that investments relating to the discharging of their responsibilities to Guardian and its Clients have priority in all respects over investments of a personal nature.

Pre-Clearance of Trades in Personal Accounts

Each Access Person must seek and obtain written approval in accordance with the procedures set out below, prior to purchasing or selling a security or derivative product, other than Pre-clearance Exempt Securities, in a Personal Account.

The pre-clearance of trades requires the approval of the Compliance Officer. The Compliance Officer will endeavour to respond to pre-clearance requests on the same day the request is made.

The Compliance Officer will determine the period of time during which the Access Person may conduct the approved trade. The Access Person must re-apply for prior approval if any part of the approved trade has not been completed by the end of the trading approval period and that person still wishes to complete the trade.

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The Compliance Officer may develop de minimus and other exception rules to permit a personal trade to proceed where there is no likelihood of the trade being contrary to legal and regulatory requirements, or the best interests of the Managed Accounts.

Restricted Securities

Guardian’s Compliance Officer will be responsible for determining those companies for which the trading of securities is subject to constraints.

In determining which securities are to be considered “restricted”, Guardian’s Compliance Officer will adhere to the rules of law and to the principle that the interests of the Managed Accounts are paramount and supersede those of Guardian and its Associates.

Companies for which personal trading will be restricted include those in respect of which Guardian:

a)	has, or is likely to have, Inside Information; or

b)	is trading securities related to the company for a Managed Account.

A trade pre-clearance request will, generally, not be approved where Guardian has a pending “buy” or “sell” order.

Blackout Periods

A trade pre-clearance request will, generally, not be approved where Guardian has executed a Client trade in the security within the current trading day or the previous trading day. However, the Compliance Officer will, generally, grant an exemption from this blackout period in circumstances where the proposed trade is in a large capitalization stock (greater than CAD$5 billion market capitalization) where it is highly unlikely that either Guardian’s Client trading or the personal trading could affect the market price.

Frequent, Excessive and Short-Term Trading

Access Persons are strongly discouraged from profiting in the purchase and subsequent sale, or sale and subsequent repurchase, of Securities in Personal Accounts within 60 calendar days. Frequent or excessive trading in Personal Accounts is also discouraged, since a very high volume of personal trading can be time-consuming and can increase the risk of actual conflicts or mere appearance of conflicts with Client’s portfolio transactions. A trade pre-clearance request will, generally, not be approved where the affected Access Person has traded in the same security, in the opposite direction, within the previous 60 calendar days.

GUARDIAN CAPITAL LP	October 2014

Reporting Requirements

Access Persons are required to arrange for reports of their portfolio holdings and securities transactions sent to the Compliance Officer on a periodic basis.

Each Access Person must submit a holdings report to the Compliance Officer no later than 10 days after becoming an Access Person. The information contained in this report must be current as of a date no more than 45 days prior to the date the Associate became an Access Person.

Each Access Person must submit a holdings report at least once each year, not later than 45 days after the end of the preceding calendar year. Information contained in holdings reports must be current as of December 31.

Holdings reports must contain, at a minimum:

(A) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each Reportable Security and each Covered Security in which the Access Person has any direct or indirect beneficial ownership; and

(B) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit.

Holdings reports shall be date-stamped when they are submitted to the Compliance Officer.

Holdings reports are not required in connection with accounts over which the Access Person had no direct or indirect influence or control.

Access Persons are required to instruct their broker(s), in writing, to directly provide Guardian’s Compliance Officer with quarterly or monthly brokerage account statements for their Personal Accounts. To the extent that all of the aforementioned information is contained in these brokerage account statements, no additional reporting is required.

In addition, Access Persons shall instruct their broker(s), in writing, to directly provide Guardian’s Compliance Officer with a copy of each transaction in securities in their Personal Accounts, at the time the transaction is confirmed.

To the extent that it does not duplicate information contained in the aforementioned accounts statements and trade confirmations, Access Persons are required to provide a quarterly transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

GUARDIAN CAPITAL LP	October 2014

Transaction reports must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(A) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security and Covered Security involved;

(B) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C) the price of the security at which the transaction was effected; and

(D) the name of the broker, dealer or bank with or through which the transaction was effected.

Transaction reports shall be date-stamped when they are submitted to the Compliance Officer. Transaction reports need not contain information about transactions effected pursuant to an automatic reinvestment plan.

Family Accounts

Where accounts of Associates’ family members are also Client accounts of Guardian, such accounts will be exempt from pre-clearance and reporting requirements if they are managed by an Associate other than the relevant family member, and provided they are not Personal Accounts. Such accounts will then be treated like any other firm account, and shall neither be given special treatment nor disadvantaged because of the existing family relationship with an Associate. In such a case, the related Associate must not be involved in, or be consulted in, investment decisions for the Account, or the Account will be subject to pre-clearance and reporting requirements.

Private Placements

Access Persons must pre-clear private placement transactions in Personal Accounts with the Compliance Officer.

Initial Public Offerings and Limited Offerings

Access Persons are prohibited, unless pre-cleared by the Compliance Officer, from directly or indirectly acquiring beneficial ownership in any security in an initial public offering (IPO) or in a Limited Offering.

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Serving as a Director

Associates require pre-clearance from Guardian’s Compliance Officer prior to accepting an appointment as a director of a public company or any other business enterprise.

Gifts and Entertainment

Business gifts and entertainment are customary courtesies designed to build goodwill and constructive relationships among business partners. These courtesies may include such things as meals and beverages, tickets to sporting or cultural events, discounts not available to the general public, accommodation and other merchandise or services, subject of course to applicable laws and so long as these courtesies do not compromise, or appear to compromise, an Associate’s ability to make fair and objective business decisions.

Offering or receiving any gift, gratuity or entertainment that might be perceived to unfairly influence a business relationship should be avoided. These guidelines apply at all times and do not change during traditional gift-giving seasons.

No gift or entertainment should ever be offered, given, provided, authorized or accepted by any Associate or their family members unless it is not a cash gift, is consistent with customary business practices, is not excessive in value, cannot be construed as a bribe or payoff, and does not violate any laws. Strict rules apply when Guardian does business with governmental agencies and officials, as discussed in more detail below. Associates should discuss with the applicable department head and with their clients or business partners any gifts or proposed gifts about which they have any questions.

Associates shall not use their position to seek gifts, benefits or favours. Where there is any doubt about whether a particular gift, benefit or favour is excessive in value, the Associate should seek approval from the Compliance Officer.

Payments to Government Personnel

Associates must comply with all laws prohibiting improper payments to domestic and foreign officials.

Certain governments have laws regarding business gifts that may be accepted by government personnel. The promise, offer or delivery to an official or employee of various governments of a gift, favour or other gratuity in violation of these laws would not only violate Guardian policy but could also be a criminal offence. Illegal payments must not be made to government officials of any country. The Compliance Department can provide guidance to Associates in this area.

GUARDIAN CAPITAL LP	October 2014